News Release CONTACTS MEDIA: Kristen Pillitteri (412) 762-4550 media.relations@pnc.com INVESTORS: Bryan Gill (412) 768-4143 investor.relations@pnc.com PNC Announces Redemption Of All Depositary Shares Representing Interests In Series R Preferred Stock PITTSBURGH, Oct. 30, 2024 – The PNC Financial Services Group, Inc. (NYSE: PNC) today announced the redemption on Dec. 2, 2024, of $500,000,000 of Depositary Shares (CUSIP: 693475AM7) (the “Depositary Shares”) representing interests in PNC’s Fixed-To-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series R (the “Series R Preferred Stock”). Each Depositary Share represents a 1/100th interest in a share of the Series R Preferred Stock. All 500,000 Depositary Shares currently outstanding will be redeemed. The Depositary Shares will be redeemed at a redemption price of $1,000 per Depositary Share. Such redemption price does not include the regular quarterly dividend on the Depositary Shares that was separately declared and will be paid separately on Dec. 2, 2024, to holders of record on the record date for dividend payment in the customary manner. The Depositary Shares are held through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by Computershare Trust Company, N.A., the Depositary, in accordance with the Deposit Agreement governing the Depositary Shares. The address for Computershare Trust Company, N.A. is P.O. Box 43078, Providence, RI, 02940 or, for courier delivery, 150 Royall Street, Canton, MA 02021. The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com. # # # Exhibit 99.1